Exhibit 99.1

Industrial Services of America, Inc.

Announces Extension of Debt Maturity Dates

LOUISVILLE, KY (March 6, 2019) -- Industrial Services of America, Inc. (NASDAQ: IDSA), (the “Company” or “ISA”), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts, today announced the extension of certain debt maturity dates.

ISA previously announced a new credit facility with Bank of America, N.A. (“BofA”) while maintaining unsecured term loans with K&R, LLC (“K&R”) and 7100 Grade Lane LLC (“7100”).  K&R and 7100 are related parties (collectively, the “Unsecured Lenders”). Effective March 1, 2019, the Company simultaneously entered into amendments with BofA and the Unsecured Lenders, whereby the Company prepaid $0.5 million on the unsecured term loans in exchange for an extension of the debt maturity date on the unsecured term loans from December 31, 2020 to December 31, 2022.  Additionally, the unsecured term loans became subject to an intercreditor and subordination agreement and the interest rate on the unsecured loans increased from 5% per annum to 7% per annum. The amendment with BofA extended the debt maturity date of the credit facility from September 30, 2020 to September 30, 2022 and released certain reserves previously required by BofA under the credit facility.

Todd L. Phillips, Chief Executive Officer, President and Chief Financial Officer of ISA, commented, “These amendments provide greater flexibility in ISA’s capital structure, which we believe will allow us to continue to improve the Company’s financial results."

For more information regarding the amendments and the maturity date extensions, refer to the Company's Current Report on Form 8-K as filed on this date with the Securities and Exchange Commission.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities, and buys used autos in order to sell used auto parts. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include fluctuations in commodity prices, varying demand for metal recycling, competitive pressures in metal recycling markets, the failure to operate the shredder successfully, competitive pressures in the used auto parts market, availability of liquidity and loss of customers. Further information on factors that could affect ISA’s results is detailed in ISA’s filings with the Securities and Exchange Commission. Except as required by law, ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

ISA’s SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

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